Exhibit 3

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Adams Golf, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes William S. Reimus and Taylor Made Golf Company, Inc., a Delaware corporation (“Parent”), and each of them, the sole and exclusive attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the fullest extent of the Stockholder’s rights to do so) with respect to: (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy; and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire of record on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution hereof, all prior proxies given by the Stockholder with respect to the voting of any Shares inconsistent with the terms of this proxy and Section 3.1 of the Voting Agreement (as defined below) are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to the voting of any Shares inconsistent with the terms of this proxy and Section 3.1 of the Voting Agreement until after the Termination Date.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for Stockholder’s performance under, the Voting Agreement, dated as of the date hereof, between Parent and the Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Apple Tree Acquisition Corp., a wholly-owned subsidiary of Parent, and the Company (as it may be amended from time to time, the “Merger Agreement”). This proxy will terminate on the Termination Date (as defined in the Voting Agreement). Capitalized terms used in this Proxy and not defined in this Proxy have the meanings set forth in the Voting Agreement.

Each of the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Termination Date at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

(a) in favor of the approval, adoption and amendment (in accordance with its terms) of the Merger Agreement, the Certificate of Merger, the Merger and the Transactions (as defined in the Merger Agreement), and in any other action or matter that could reasonably be expected to facilitate the Merger; and

(b) against the following actions (other than the Merger and the Transactions): (A) any Acquisition Proposal (including any Superior Proposal) and (B) (i) any reorganization, recapitalization, dissolution or liquidation of the Company or any Subsidiary of the Company and (ii) any other action, in each case in subclauses (i) and (ii) of this clause (B) that is intended, or that could reasonably be expected, to impede, interfere with, discourage, frustrate, delay, postpone, prevent or adversely affect the Merger or any of the other Transactions (the proposals in this clause (b) together with the proposals in clause (a), referred to herein as the “Covered Proposals”).

The Stockholder may vote the Shares on all other matters, except the Covered Proposals, and the attorneys and proxies named above may only exercise this proxy with respect to the Covered Proposals.

All authority herein conferred shall survive the death or incapacity of the Stockholder and this proxy shall be binding upon the heirs, estate, executors, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this proxy or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this proxy is invalid or unenforceable, the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be valid and enforceable as so modified.

Dated: March 18, 2012

STOCKHOLDER

/s/ Joseph R. Gregory
Signature

Joseph R. Gregory

Number of shares of common stock of the Company owned of record as of the date of this proxy:

1,124,446

Signature Page to Proxy